Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:        3:00 p.m. May 1, 2020

United Bancorp, Inc. Reports on Its Earnings for the Three Months Ended March 31, 2020

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.28 and net income of $1,579,000 for the three months ended March 31, 2020, as compared to $0.28 and $1,614,000, respectively, for the corresponding three-month period in 2019. Even though the Company achieved the same level of earnings on a year-over-year basis, first quarter earnings were negatively impacted by a higher provision for loan losses in recognition of the unprecedented economic environment in which it is presently operating due to the global COVID-19 pandemic.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “In light of recent events, we are pleased to report on our overall solid financial performance for the quarter ended March 31, 2020. As noted above, our Company achieved diluted earnings per share of $0.28 in the first quarter of 2020 — which was the same level as the previous year — even though we booked an additional $473,000 of loan loss provision to give proper recognition to the risks posed to our Company by the COVID-19 pandemic. Significantly contributing to our achievement of a sound level of earnings this past quarter was the solid growth that our Company experienced in its earning assets on a year-over-year basis. Year-over-year, gross loans increased by $34.4 million, or 8.3%, and securities and other restricted stock increased by $57.5 million or 39.8%. This strong growth in our earning assets, along with robust loan fee generation during the first quarter of this year, led to an increase in total interest income of $1.0 million, or 15.9%, over the previous year. As we have formerly disclosed, our Company started to position its balance sheet to be more liability sensitive over the course of the past year in response to the FOMC’s sudden change in the direction of monetary policy, which helped to control overall interest expense levels. Even with this change, interest expense did increase by $478,000 over last year’s level. But, with our focus on both growing assets and aggressively managing our sensitivity, our Company saw a year-over-year increase in its net interest income of $525,000 or 10.3%. As of March 31, 2020, our Company’s net interest margin was 3.76%, which compares very favorably to our peer and is relatively stable compared to the previous year.”

Greenwood continued, “Even though we fully realize that the present pandemic situation has the potential to change our qualitative metrics relating to credit, we have successfully maintained overall strength and stability within our loan portfolio as of March 31, 2020. Year-over-year, our Company continues to have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans and loans past due 30 plus days, which were $2.6 million, or 0.58 percent of total loans at quarter end versus $3.5 million and .85%, respectively, the previous year. Further, net loans charged off, excluding overdrafts, was $63,000, or .06% annualized. With our additional provision for loan losses this past quarter, our total allowance for loan losses increased ten basis points on a year-over-year basis to a level of 0.60% and our total allowance for loan losses to nonperforming loans was 146.4%, which was up over the previous year by 14.2%. We are committed under the present situation with which we are confronted to closely work with our valued loan customers to keep their loans current by adopting payment relief practices fully supported by both regulatory and accounting guidance, which has evolved over the course of recent weeks. We are hopeful that these positive actions will allow our customers to weather this present storm and our Company to maintain overall sound credit quality. Obviously, time will ultimately bear this out.” Greenwood further stated, “Our Company continues to have very sound levels of capital. As previously announced in the second quarter of last year, we enhanced our capital levels by issuing $20.0 million in subordinated debt at very favorable terms. Even though this capital is only measured at the bank-level, it has provided some very welcome cushion during these very challenging times. Overall, our Company saw shareholders’ equity grow by $9.1 million, or 17.0%, year-over-year, and its book value increase (on a percentage basis) by the same amount to a level of $10.75.”

Scott A. Everson, President and CEO stated, “It is truly amazing how quickly things can change on a global basis. The COVID-19 pandemic has had a tremendous and negative impact on all of us. Our thoughts and prayers go out to everyone as we work to navigate through this unimaginable time and come to some semblance of normalcy, once again. I am extremely grateful that both our valued employees and customers have adapted to the modified operating structure that we adopted during the latter half of the first quarter. Our number one priority at this time is to protect the health and welfare of our team members and customer base while delivering the highest quality of service possible under the circumstances. We are blessed to have both systems and personnel capable of enacting quick change in our delivery, which has led to results that are similar to those when we are fully functional as a community bank. Being observant of both the stay-at-home orders and best practices guidance being provided by governmental authorities, many of our team members are currently working from home. In addition, delivery of our services is primarily being conducted at our drive-ups or through electronic/ digital channels. Despite all of the challenges with which we are presently confronted, our Company produced very solid earnings results in the first quarter of 2020… even with the additional loan loss provision expense of $473,000, which was over six times the level that we allocated the previous year. Prior to the stay-at-home order and pandemic spread, our loan production team had an excellent quarter of loan generation as evidenced by the $322,000 increase in loan fees quarter-over-quarter.” Everson concluded, “Our Company has always had a long-term view, predicated on sound underwriting practices, superior customer service and prudent liquidity and capital management, which has served us well through various operating environments. We are confident that this operating philosophy will, once again, prove to be sound as we support our customers and work through this present crisis; therefore, protecting our shareholder value.”

As of March 31, 2020, United Bancorp, Inc. has total assets of $715.8 million and total shareholders’ equity of $62.9 million. Through its single bank charter, Unified Bank, the Company currently has nineteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED BANCORP, INC.

“UBCP”

At or for the Quarter Ended
March 31,	March 31,	%	$
2020	2019	Change	Change
Earnings
Interest income on loans	$5,330,034	$5,045,302	5.64%	$284,732
Loan fees	512,135	190,316	169.10%	$321,819
Interest income on securities	1,476,745	1,079,566	36.79%	$397,179

Total interest income	7,318,914	6,315,184	15.89%	$1,003,730
Total interest expense	1,685,435	1,207,188	39.62%	$478,247

Net interest income	5,633,479	5,107,996	10.29%	$525,483
Provision for loan losses	563,000	90,000	525.56%	$473,000
Net interest income after provision for loan losses	5,070,479	5,017,996	1.05%	$52,483
Service charge on deposit account	659,147	713,294	-7.59%	$(54,147)
Net realized gains on sale of loans	6,032	3,804	58.57%	$2,228
Other noninterest income	379,730	227,850	66.66%	$151,880
Total noninterest income	1,044,909	944,948	10.58%	$99,961
Total noninterest expense	4,410,582	4,162,328	5.96%	$248,254
Income tax expense	125,642	187,008	-32.81%	$(61,366)

Net income	$1,579,164	$1,613,608	-2.13%	$(34,444)
Key performance data
Earnings per common share - Basic	$0.28	$0.28	0.00%	$—
Earnings per common share - Diluted	0.28	0.28	0.00%	$—
Cash dividends paid	0.1425	0.1325	7.55%	$0.01000
Stock data
Dividend payout ratio	50.89%	47.32%	3.57%
Price earnings ratio	10.58	x	9.69	x	9.17%
Market price to book value	103%	118%	-13.17%
Annualized yield based on quarter end close	5.17%	4.88%	5.94%
Market value - last close (end of period)	11.02	10.85	1.57%
Book value (end of period)	10.75	9.19	16.97%
Shares Outstanding
Average - Basic	5,463,739	5,515,418	—
Average - Diluted	5,463,739	5,515,418	—
Common stock, shares issued	5,959,351	5,897,227	—
Shares held as treasury stock	79,593	29,624	—
Return on average assets (ROA)	0.91%	1.08%	-0.17%
Return on average equity (ROE)	10.03%	12.00%	-1.96%
At quarter end
Total assets	$715,821,865	$621,007,755	15.27%	$94,814,110
Total assets (average)	693,400,000	599,312,000	15.70%	$94,088,000
Cash and due from Federal Reserve Bank	28,042,242	32,692,099	-14.22%	$(4,649,857)
Average cash and due from Federal Reserve Bank	10,850,000	21,723,000	-50.05%	$(10,873,000)
Securities and other restricted stock	201,853,626	144,329,961	39.86%	$57,523,665
Average securities and other restricted stock	193,449,000	131,402,000	47.22%	$62,047,000
Other real estate and repossessions	818,450	91,000	799.40%	$727,450
Gross loans	448,336,574	413,896,086	8.32%	$34,440,488
Allowance for loan losses	(2,708,559)	(2,083,480)	30.00%	$(625,079)
Net loans	445,628,015	411,812,606	8.21%	$33,815,409
Average loans	444,116,000	412,671,000	7.62%	$31,445,000
Net loans charged-off	63,290	18,420	243.59%	$44,870
Net overdrafts charged-off	22,268	30,988	-28.14%	$(8,720)
Total net charge offs	85,558	49,408	73.17%	$36,150
Nonaccrual loans	1,850,476	1,576,045	17.41%	$274,431
Loans past due 30+ days (excludes non accrual loans)	765,019	1,953,368	-60.84%	$(1,188,349)
Total Deposits
Noninterest bearing demand	104,010,945	102,447,401	1.53%	$1,563,544
Interest bearing demand	241,437,588	212,620,075	13.55%	$28,817,513
Savings	111,065,936	110,923,522	0.13%	$142,414
Time < $250,000	86,723,750	94,268,487	-8.00%	$(7,544,737)
Time > $250,000	12,279,625	18,671,486	-34.23%	$(6,391,861)
Total Deposits	555,517,844	538,930,971	3.08%	$16,586,873
Average total deposits	547,025,000	526,632,000	3.87%	$20,393,000
Advances from the Federal Home Loan Bank	51,000,000	79,505	64046.91%	$50,920,495
Overnight advances	11,000,000	—	N/A	$11,000,000
Term advances	40,000,000	79,505	50211.30%	$39,920,495
Repurchase Agreements	14,587,355	13,440,580	8.53%	$1,146,775
Shareholders’ equity	62,948,669	53,786,271	17.03%	$9,162,398
Shareholders’ equity (average)	62,988,000	53,786,000	17.11%	$9,202,000
Key performance ratios
Net interest margin (Federal tax equivalent)	3.76%	3.80%	-0.04%
Interest expense to average assets	0.97%	0.81%	0.16%
Total allowance for loan losses to nonperforming loans	146.37%	132.20%	14.17%
Total allowance for loan losses to total loans	0.60%	0.50%	0.10%
Total past due and nonaccrual loans to gross loans	0.58%	0.85%	-0.27%
Nonperforming assets to total assets	0.37%	0.27%	0.10%
Net charge-offs to average loans	0.08%	0.05%	0.03%
Equity to assets at period end	8.79%	8.66%	0.13%